Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Electro-Optical Sciences, Inc. on Forms S-3 (File No. 333-139056 and File No. 333-145740) and on Form S-8 (File No. 333-136183) of our reports dated March 10, 2008 with respect to our audits of the balance sheets of Electro-Optical Sciences, Inc. as of December 31, 2006 and 2007, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and our audit of the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Electro-Optical Sciences, Inc. We also consent to the reference to our firm under the heading “Experts” in the Registration Statements on Forms S-3 (Registration No. 333-139056 and File No. 333-145740).

/s/ Eisner, LLP

New York, NY
March 10, 2008

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